Exhibit 99.1

ST. BERNARD SOFTWARE (DBA EDGEWAVE) ANNOUNCES ITS FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2011

SAN DIEGO, CA, May 17, 2011 -- St. Bernard Software, Inc. (dba EdgeWave) (OTCBB/OTCQB: EWVE - News), a leader in Secure Content Management (“SCM”) solutions, today announced unaudited financial results for its first quarter ended March 31, 2011.

First Quarter 2011 Financial and Operational Summary

•	Net billings* for the 2011 first quarter totaled $3.9 million, a decrease of approximately 19% compared to the same period in 2010.
•	Revenue for the three months ended March 31, 2011 and the comparable period in 2010 remained relatively constant at approximately $4.4 million.
•	Cash and cash equivalents as of March 31, 2011 were $2.2 million, down from $2.8 million as of March 31, 2010.
•	Cash used by operating activities was approximately $1.4 million compared to cash provided by operating activities of $273,000 for the same period in 2010.
•
Q1 2011 operating expenses were $4.8 million, an increase of approximately 37% from $3.5 million for the same period in 2010.  This increase is the result of additional expenses from the integration of operations associated with the Red Condor transaction as well as rebranding expense and additional sales expense related to restructuring of the sales organization.

•
Year to date net loss increased to $1.7 million for the quarter ended March 31, 2011 from a net loss of $149,000 for the same period in 2010, mainly a result of additional operating expenses associated with the Red Condor transaction as well as rebranding expense and additional sales expense related to the restructuring of the sales organization.

“During the fourth quarter, the Company significantly restructured its sales and marketing teams,” said Lou Ryan, CEO of EdgeWave. “This restructuring took longer than planned and limited our sales growth during the first quarter of 2011.  During this transition, we diligently recruited top talent in the field to strategically align our internal and external sales teams. We also re-tooled our channel distribution and have taken steps to architect a comprehensive Managed Service Provider (“MSP”) program to better serve our growing network of MSPs.  We are already beginning to see the effects of these changes in pipeline growth and sales. We believe the Company is now in a position to fully execute to its sales plan for the balance of 2011. We believe these changes will allow us to enjoy double digit billings growth during the remainder of the year from our new business efforts as supported by current leading business indicators.”

First Quarter Financial Results and 2011 Net Billings*

Net billings* for the quarter ended March 31, 2011 were $3.9 million, a decrease of approximately 19% from $4.8 million for the same period in 2010.  EdgeWave reported revenues of $4.4 million for the three months ended March 31, 2011 and 2010. Cash and cash equivalents were $2.2 million compared to $2.6 million at December 31, 2010 and $2.8 million at March 31, 2010.

* Net billings represent the amount of subscription contracts billed to customers net of discounts and are not numerical measurements that can be calculated in accordance with GAAP.  The Company provides this measurement in its financial performance because this measurement provides a consistent basis for understanding the Company’s sales activities for the current period. The Company believes the billing measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in the prior periods.  The rollforward of deferred revenue (which includes net billings and revenue) for the first quarter ended March 31, 2011 is set forth at the end of this press release.

Quarterly Business Highlights

During the first quarter, the Company launched health and reputation defense (“eReputation Services”) to the service provider market. As a complementary offering to the company's portfolio of Secure Content Management solutions, EdgeWave eReputation Services offers escalating levels of support that build from Trust Monitoring to Health Monitoring to more advanced Risk Assessment. EdgeWave eReputation Services provides the tools that can provide alerts when a site is blacklisted, perform daily health monitoring, proactive vulnerability testing, provide trustmark credibility, and reduce operational costs.

The Company also introduced its ProCare Elite Program, a new high-touch, dedicated premium support service that combines comprehensive knowledge and understanding of a customer's network with personalized, proactive services to ensure maximum uptime, and accelerate the customer support process. EdgeWave's ProCare Elite service includes 24/7 around the clock telephone support, a dedicated Technical Account Manager, periodic Architectural review, migration planning Assistance, remote diagnostics and repair, one business day advance hardware replacement, training recommendations, and on-line case submission.

The Company also released iPrism Web Security version 6.5 with outbound botnet protection and prevention through a unique partnership with ThreatSTOP, a leading industry expert in antibotnet technology. This capability enables organizations to prevent costly damage associated with botnets and bot-related malware.

In January 2011, the company was the InfoSecurity 2011 Global Product Excellence Award Winner in Web/URL Filtering.  In addition, the Company also won the 2011 SC Magazine Five-Star & Recommended Award, Group Test of Web Content Management in March 2011.

Business Outlook

Mr. Ryan added, “Our team worked tirelessly in Q1 on numerous initiatives. We re-launched the Company as EdgeWave, revamped our sales and marketing strategy, restructured our sales organization, hired numerous new sales people, and shipped two major product updates. We clearly lost some new business momentum in Q1 and saw a few key deals push to Q2.  That said, we believe that our hard work is paying off at this point and that we are tracking in the right direction.”

About St. Bernard Software, Inc. dba as EdgeWave™

St. Bernard Software, Inc. dba EdgeWave (OTCBB/OTCQB: EWVE) rebranded its Company name as “EdgeWave” during January 2011. The Company plans to change its name to EdgeWave, subject to stockholder approval which it expects to receive at the upcoming Annual Stockholders’ meeting scheduled for June 15, 2011.  Until such time the Company is using EdgeWave as a dba (fictitious business name).

The Company develops and markets on demand, on-premises, and hybrid Secure Content Management (SCM) solutions to the mid-enterprise and service provider markets. The EdgeWave portfolio of web, email and data protection technologies delivers comprehensive secure content management with unrivalled ease of deployment and the lowest TCO on the market. The company’s award winning iPrism Web Security and Red Condor Email Security products are now complemented by new e-reputation, email archiving and data leakage protection solutions, and can be delivered as hosted, on-premises, and hybrid services. With 6,500 customers and over 200 MSP partners worldwide, EdgeWave strives to deliver simple, high performance solutions that offer excellent value.

Based in San Diego, California, the Company markets its solutions through a network of value added resellers, ISPs and MSPs, distributors, system integrators, OEM partners and directly to end users. For more information about the Company, visit www.edgewave.com.

©2011 St. Bernard Software, Inc. All rights reserved. The EdgeWave logo, iPrism, and the Red Condor Logo are trademarks of St. Bernard Software, Inc., dba EdgeWave. All other trademarks and registered trademarks are hereby acknowledged.

Forward Looking Statement

This press release may contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, among other things, any statements of the plans, strategies, and objectives of management (including statements about our business transformation strategy, plans for future expansion, sales plans for the balance of 2011); any statements concerning proposed new products, services, or developments; statements of belief  (such as our belief that the steps we have taken to architect a comprehensive MSP program will better serve our network of MSPs, and statements about our belief that the changes we implemented during the fourth quarter of 2010 and the first quarter of 2011 will allow us to enjoy double digit growth in new business billings) and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include, among other things, performance of contracts by customers and partners; the ability to retain the customers obtained through the recent Red Condor transaction; employee management issues; the timely development, production and acceptance of products and services and their feature sets; the challenge of managing asset levels, including inventory; the flow of products into third-party distribution channels; our ability to integrate our acquisitions in accordance to plan; our ability to properly execute our strategies, and the difficulty of keeping expense growth at modest levels while increasing revenues. These and other risks and factors that could cause events or our results to differ from those expressed or implied by such forward-looking statements are described in our most recent annual report on Form 10-K, as well as other subsequent filings with the Securities and Exchange Commission. We assume no obligation and do not intend to update these forward-looking statements.

Contact:
St. Bernard Software (dba EdgeWave)

     Lorrie Hunsaker
     St. Bernard Software (dba EdgeWave)
     Investor and Public Relations Manager
     (858) 524-2002
     IR@edgewave.com

St. Bernard Software, Inc. (dba EdgeWave)

Condensed Consolidated Balance Sheets

	March 31, 2011	December 31, 2010
	(Unaudited)

Assets

Current Assets
Cash and cash equivalents	$2,230,000	$2,610,000
Accounts receivable - net of allowance for doubtful accounts of $20,000 and $30,000 at March 31, 2011 and December 31, 2010, respectively	3,267,000	3,669,000
Inventories - net	444,000	698,000
Prepaid expenses and other current assets	476,000	932,000

Total current assets	6,417,000	7,909,000

Fixed Assets - Net	823,000	492,000

Goodwill	8,279,000	8,279,000

Other Intangible Assets - Net	555,000	587,000

Other Assets	449,000	393,000

Total Assets	$16,523,000	$17,660,000

Liabilities and Stockholders’ Deficit

Current Liabilities
Line of credit	$1,200,000	$-
Term loan, current portion	400,000	400,000
Accounts payable	788,000	1,133,000
Accrued compensation	1,397,000	1,526,000
Accrued expenses and other current liabilities	754,000	752,000
Warranty liability	202,000	210,000
Current portion on capitalized lease obligations	35,000	-
Deferred revenue	10,845,000	11,038,000

Total current liabilities	15,621,000	15,059,000

Convertible Notes Payable	3,238,000	3,214,000

Term Loan, Net of Current Portion	33,000	58,000

Capitalized Lease Obligations, Less Current Portion	174,000	-

Deferred Revenue	10,328,000	10,617,000

Total liabilities	29,394,000	28,948,000

Stockholders’ Deficit

Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.01 par value; 50,000,000 shares authorized; 16,390,811 and 16,093,135 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	160,000	158,000
Additional paid-in capital	41,935,000	41,818,000
Accumulated deficit	(54,966,000)	(53,264,000)

Total stockholders’ deficit	(12,871,000)	(11,288,000)

Total Liabilities and Stockholders’ Deficit	$16,523,000	$17,660,000

St. Bernard Software, Inc. (dba EdgeWave) Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended March 31,
	2011	2010

Revenues
Subscription	$3,670,000	$3,496,000
Appliance	708,000	883,000
License	2,000	9,000
Total Revenues	4,380,000	4,388,000

Cost of Revenues
Subscription	790,000	393,000
Appliance	453,000	600,000
License	2,000	2,000
Total Cost of Revenues	1,245,000	995,000

Gross Profit	3,135,000	3,393,000

Operating Expenses
Sales and marketing	2,443,000	1,730,000
Research and development	1,464,000	788,000
General and administrative	906,000	985,000
Total Operating Expenses	4,813,000	3,503,000

Loss from Operations	(1,678,000)	(110,000)

Other Expense (Income)
Interest expense - net	44,000	41,000
Other income	(20,000)	(2,000)
Total Other Expense	24,000	39,000
Loss Before Income Taxes	(1,702,000)	(149,000)

Income tax expense	-	-
Net Loss	$(1,702,000)	$(149,000)
Loss Per Common Share - Basic and Diluted	$(0.11)	$(0.01)
Weighted Average Common Shares Outstanding - Basic and Diluted	16,191,701	13,388,264

St. Bernard Software, Inc. (dba EdgeWave)

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended March 31,
	2011	2010

Cash Flows From Operating Activities
Net loss	$(1,702,000)	$(149,000)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	177,000	85,000
Allowance for doubtful accounts	(10,000)	(1,000)
Gain on change in fair value of warrant derivative liability	(20,000)	(2,000)
Stock-based compensation expense	40,000	37,000
Noncash interest expense	24,000	15,000
Change in operating assets and liablilities, net of effect of acquisition:
Accounts receivable	412,000	(245,000)
Inventories	254,000	26,000
Prepaid expenses and other assets	400,000	(252,000)
Accounts payable	(345,000)	98,000
Accrued expenses and other current liabilities	22,000	153,000
Accrued compensation	(129,000)	114,000
Warranty liability	(8,000)	1,000
Deferred revenue	(482,000)	393,000
Net cash (used in) provided by operating activities	(1,367,000)	273,000

Cash Flows From Investing Activities
Purchases of fixed assets	(259,000)	(31,000)
Net cash used by investing activities	(259,000)	(31,000)

Cash Flows From Financing Activities
Proceeds from stock option exercises	35,000	-
Proceeds from the sales of stock under the employee stock purchase plan	44,000	12,000
Payments on capitalized lease obligations	(8,000)	(22,000)
Principal payments on term loans	(25,000)	-
Net increase on short-term borrowings	1,200,000	100,000
Net cash provided by financing activities	1,246,000	90,000
Net (Decrease) Increase in Cash and Cash Equivalents	(380,000)	332,000
Cash and Cash Equivalents at Beginning of Period	2,610,000	2,454,000
Cash and Cash Equivalents at End of Period	$2,230,000	$2,786,000

St. Bernard Software, Inc.

Unaudited Rollforward of GAAP Deferred Revenue (in thousands)
Three Months Ended March 31, 2011

GAAP deferred revenue balance at December 31, 2010	$21,655
Net billings during first quarter 2011	3,898
Less GAAP revenue recognized during first quarter 2011	(4,380)
GAAP deferred revenue balance at March 31, 2011	$21,173

Unaudited Rollforward of GAAP Deferred Revenue (in thousands)
Three Months Ended March 31, 2010

GAAP deferred revenue balance at December 31, 2009	$17,917
Net billings during first quarter 2010	4,781
Less GAAP revenue recognized during first quarter 2010	(4,388)
GAAP deferred revenue balance at March 31, 2010$	$18,310